Exhibit 10.1

ipCaptial Group Letterhead
October 11, 2011

Robert Dilworth
Chairman of the Board and Chief Executive Officer
GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, CA 95062

RE:  Engagement Letter for IP Strategy Execution

Dear Mr. Dilworth:

We understand that GraphOn Corporation (“GraphOn”) would like ipCapital Group, Inc. (“ipCG”) to assist in the execution of its IP strategy using our expert tools for invention, IP strengthening, and licensing.  We are delighted to be entering a long-term trusted advisor relationship with GraphOn that we believe will result in the creation of substantial business value.

This letter sets forth the terms of our proposed engagement and services ipCG will perform for GraphOn in the scope of work described below.  The scope of work is specifically designed to support execution of GraphOn’s IP strategy action items.

We will use GraphOn’s ipLandscape® frameworks as our guide for strategic invention activities that we expect will result in several dozen new patent applications filed over the course of approximately 12 months.  Our process will require close collaboration with GraphOn’s executive management, engineers, designers, and patent counsel in an efficient team-based approach.

If you have any questions or require additional information, please feel free to contact us at any time.  We are looking forward to working with you on this important effort.

SCOPE OF WORK

The table below summarizes the proposed scope of work for ipCG services required to assist in executing GraphOn’s IP strategy.  The work steps associated with each service are outlined in subsequent pages.

IP Strategy Action Items	ipCG Services	Initiation of Work	ipCG Cash Fee	Estimated GraphOn Resources Required
	(see Detailed Work Steps section for more info.)	(to be confirmed based on mutually agreed upon work schedule)		(man-days; to be confirmed)
1. Systematically extract existing invention ideas across GraphOn's ipLandscape® framework #1 of 2	A. ipScan® (1-day)	Sept. 2011	$30,000	4
2. Systematically extract existing invention ideas and brainstorm new invention ideas across GraphOn's ipLandscape® framework #2 of 2	A. ipScan® (1-day)	Sept. 2011	$30,000	4
3. Conduct expert invention session targeting the identified services opportunity areas on ipLandscape® framework #1 of 2	B. Invention on Demand® (1-day)	Nov. 2011	$30,000	4
4. Conduct invent-around session to legally circumvent key third-party IP, such as published technical documents	C. ipNavigationSM (1-day)	Oct. 2011	$30,000	4
5. Define a going-forward foreign patent filing strategy to extend the portfolio to additional global markets	N/A; coordinate with Patent Counsel ; use input of ipAnalytics® report	Sept. 2011	N/A	1
6. Add additional dependent claims to new patent applications	N/A; coordinate with Patent Counsel	Ongoing	N/A	1
7. Present selected GraphOn IP as an IP sale or licensing opportunity	D. ipValue ModelSM and ipStorySM	Dec. 2011	$40,000	1
8. Establish an ongoing market technology analysis and reporting program	E. ipProcess EngineeringSM	Dec. 2011	$10,000	4
9. Conduct systematic expert invention sessions targeting key competitive market intersections on GraphOn’s ipLandscape® frameworks	B. Invention on Demand® (2-day)	Oct. 2011	$60,000	7
10. Conduct expert invention session targeting hardware opportunity areas	B. Invention on Demand® (1-day)	Nov. 2011	$30,000	4
11. Conduct expert invention session targeting "white space" areas on the ipLandscape® frameworks	B. Invention on Demand® (1-day)	Jan. 2012	$30,000	4
12. Conduct invent-around sessions to legally circumvent additional key third-party IP, such as existing patents	C. ipNavigationSM (2-day)	Feb. 2012	$60,000	7
13. Develop an IP marketing strategy for communicating the strength and value of GraphOn's IP portfolio and strategic program to the market	F. Marketing ipStrategy®	March 2012	$20,000	1
TOTALS			$370,000	46

DETAILED WORK STEPS FOR IPCG SERVICES INCLUDED IN SCOPE OF WORK

This section outlines the work steps associated with each of the services ipCG will provide to GraphOn.  The scope of work described in the table above shows how each of the following services will be deployed to address GraphOn’s specific IP strategy action items.  Note that the ipScan®, Invention on Demand®, and ipNavigationSM processes will each be deployed multiple times according to the proposed scope of work.

A. Systematic Invention Extraction Sessions (ipScan® Process)

ipCG will use its proprietary ipScan® process to systematically extract existing invention concepts from GraphOn’s team and then help to broaden them across multiple thinking axes to capture potential IP across GraphOn’s ipLandscape® frameworks.  This potential IP will be documented and categorized to build a thorough inventory that can be reviewed for further IP documentation, such as invention disclosures, patent applications, enabled publications, or documented trade secrets.  Typically, a full-day ipScan® workshop captures 50-100 concepts.

Specifically, ipCG will:

1.	Schedule a conference call with GraphOn to confirm the objectives and focus areas for the session

2.	Facilitate a 1-day ipScan® invention extraction session with GraphOn’s key inventive team onsite in Concord, NH; San Jose, CA; or at ipCG’s office in Williston, VT

3.	Develop brief titles and abstracts for the invention ideas captured in the session, along with the relevant ipLandscape® categories

4.	Schedule a conference call with GraphOn and Patent Counsel as required to review the results and prioritize top invention ideas for further IP documentation

B. Expert Inventing Sessions (Invention on Demand® Process)

ipCG’s Invention on Demand® (IOD®) process identifies problems and elements that accelerate and direct new invention using creativity tools.  ipCG will use its proprietary process to assist GraphOn in the discovery of new potential inventions that have possible technical operability in strategic areas defined by the IP strategy and other inputs.  This process will expand the inventory of GraphOn’s existing invention ideas extracted through the ipScan® process.

Specifically, ipCG will:

1.	Schedule a conference call with GraphOn to confirm the objectives and focus areas for the session

2.	Facilitate a 1-day or 2-day (see Scope of Work) Invention on Demand® session with GraphOn’s key inventive team onsite in Concord, NH; San Jose, CA; or at ipCG’s office in Williston, VT

3.	Develop brief titles and abstracts for the invention ideas captured in the session, along with the relevant ipLandscape® categories

4.	Schedule a conference call with GraphOn and Patent Counsel as required to review the results and prioritize top invention ideas for further IP documentation

C. Systematic Invent-Around Sessions (ipNavigationSM Process)

ipCG will use its proprietary ipNavigationSM invent-around process to attempt to legally circumvent key third party IP, such as published technical documents and existing patents. This process results in a thorough inventory of invention concepts that can be reviewed for further IP documentation, such as invention disclosures, patent applications, enabled publications, or documented trade secrets.  Typically, a full-day ipNavigationSM session workshop captures 50-100 concepts.

Specifically, ipCG will:

1.	Schedule a conference call with GraphOn to confirm the objectives and focus areas for the session

2.	Review the subject IP documents to be targeted in the session (license agreement or patent applications)

3.	Facilitate a 1-day or 2-day (see Scope of Work) ipNavigationSM invent-around session with GraphOn’s key inventive team onsite in Concord, NH; San Jose, CA; or at ipCG’s office in Williston, VT

4.	Develop brief titles and abstracts for the invention ideas captured in the session, along with the relevant ipLandscape® categories

5.	Schedule a conference call with GraphOn and Patent Counsel as required to review the results and prioritize top invention ideas for further IP documentation

D. Develop a Business Opportunity Presentation with Estimated Value of Selected GraphOn IP to a Potential Buyer/Licensee (ipValue ModelSM and ipStorySM Processes)

ipCG will develop a formal business opportunity presentation and valuation to use in a meeting with  a specific target company to explore a win-win IP sale or licensing arrangement involving selected GraphOn IP.  The objective is to generate additional revenue from an IP sale or licensing deal that GraphOn can use to help fund other strategic initiatives, investor returns, etc.

Specifically, ipCG will:

1.
Schedule a 1 to 2-hour conference call with GraphOn to confirm the IP to be presented to a defined target company and discuss the specific value proposition of each piece of IP in a high-priority field of use

2.	Use our ipValue ModelSM process to develop a targeted IP valuation to inform a potential term sheet with the defined company in a high-priority field of use

3.	Use our ipStorySM process to develop a targeted business opportunity presentation suitable for use in an introductory meeting with the defined company to explore a win-win IP licensing or sale deal

Generally, the ipValue ModelSM and ipStorySM presentation can be efficiently adapted to different target companies and/or fields of use with nominal additional effort.  Should the need arise, ipCG may assist GraphOn with further work on the deliverables under mutually agreed upon terms to be defined at a later date based on the specific business circumstances.

Note: GraphOn may elect to engage the services of the ipCapital Capital Licensing Company LLC (“ipCLC”) under a separate brokerage agreement to facilitate meetings and support IP-based transaction negotiations with VirnetX, using the results of ipCG’s consulting work product as a key input.

E. Develop an Ongoing Market Technology Analysis and Reporting (ipProcess EngineeringSM)

ipCG will facilitate the development of an ongoing market technology analysis and reporting program.  The objective is to define an efficient process for analyzing and reporting on key competitive, technology, and IP trends in the market to inform GraphOn’s strategic planning. Once the process is defined and set up, GraphOn will be responsible for managing the program on a regular basis, including working with internal staff and/or external experts as needed to carry out analyses and reporting.

Specifically, ipCG will:

1.	Work with GraphOn to create a list of key companies to monitor on an ongoing basis, using market, technology, and IP information

2.	Prioritize the list of companies based on a defined set of business criteria (e.g., revenue, market share, etc.)

3.	Use the resulting list of companies to perform a web search to identify specific products that should be monitored (contemplating a web search of up to 25 companies and their relevant products)

4.
Document a basic business process for analyzing key companies, and work with GraphOn to identify internal staff and/or external technical expert(s) who will be responsible for performing these activities on an ongoing basis

F. Develop an IP Marketing Communication Strategy for GraphOn’s IP (Marketing ipStrategy®)

ipCG will help GraphOn define an IP marketing strategy to communicate the strength and value of GraphOn's IP portfolio and strategic program to the market.  The objective is to raise awareness among customers, competitors, and investors that GraphOn is an innovation and IP leader in cloud computing, remote access, and collaboration technology.  ipCG can facilitate the development of an IP marketing strategy for GraphOn based on previous work (e.g., ipLandscape®, ipAnalytics® findings, etc.) and new invention and IP activities.  The IP marketing strategy may include: IP story presentation template for analysts, series of news releases linked to invention and IP milestones, insertion of IP-supported value propositions in general product sales and marketing materials, etc.

Specifically, ipCG will:

1.	Facilitate a 2 to 3-hour conference call with GraphOn’s executive management and key inventive team to define IP marketing goals and supporting tactics

2.	Document the results in a brief summary presentation, and if applicable, an IP story presentation template tailored to the financial markets, plus up to three draft press releases

3.	Schedule a conference call with GraphOn to review the results and confirm an execution plan for the IP marketing strategy, including timelines and owners

DELIVERABLES

Services	Deliverables
A. Systematic Invention Extraction Sessions (ipScan® Process)
ipCG will develop a single unified Excel worksheet to document titles, brief abstracts, ipLandscape® categorization, and tracking data for the invention ideas captured in the ipScan®, Invention on Demand®, and ipNavigationSM sessions.   ipCG will add new “invention records” to build the Excel worksheet as the sessions are completed.

B. Expert Inventing Sessions (Invention on Demand® Process)
C. Systematic Invent-Around Sessions (ipNavigationSM Process)
D. Develop a Business Opportunity Presentation with Estimated Value of Selected GraphOn IP to a Potential Buyer/Licensee (ipValue ModelSM and ipStorySM Processes)
The work products of this effort include: (1) targeted executive-level presentation of approximately 15-20 slides; and (2) detailed Excel file containing the IP valuation with documented assumptions and references to third-party research.

E. Develop an Ongoing Market Technology Analysis and Reporting Process (ipProcess EngineeringSM)	The work product of this effort is a brief presentation summarizing a recommended analysis and reporting process along with first-pass list of high-priority companies and specific products to monitor.
F. Develop an IP Marketing Communication Strategy for GraphOn’s IP (Marketing ipStrategy®)
The work product of this effort is a brief presentation summarizing a recommended IP market strategy, and if applicable, an IP story presentation template tailored to the financial markets, plus up to three draft press releases.

COLLABORATION WITH GRAPHON AND PATENT COUNSEL

ipCG will work closely with GraphOn to execute the proposed scope of work.  GraphOn’s involvement will include participation in invention sessions, follow-up calls, and other meetings as required to review ipCG’s work products and make final decisions regarding IP development.  We have provided first-pass estimates of GraphOn resources required (total man-days) for all steps in the Scope of Work.

ipCG’s Scope of Work does not include drafting invention disclosures or prosecuting patent applications.  ipCG does not practice law.  We will collaborate closely with GraphOn’s Patent Counsel to review our work products and transfer the information (e.g., invention abstracts generated by the ipScan®, Invention on Demand®, and ipNavigationSM invention processes) to Counsel and/or other designated IP documenters for inclusion in detailed invention disclosures and patent applications as required.

However, should GraphOn need further assistance from ipCG to facilitate the documentation of invention disclosures, we can explore such an arrangement in a separate or expanded engagement.  For example, we could write full detailed invention disclosures (8-10 page documents, plus figures) at $4,000 per disclosure.  In this scenario, Patent Counsel would perform final editing to the disclosures we produce to create patent specifications, add claims, and file and prosecute patent applications.  Or, we could work on an hourly basis to assist Patent Counsel as needed to help accelerate patent filing activities; for example, develop expanded invention abstracts (1-2 page documents) and figures, facilitate invention interviews, etc.

Under the scope of this engagement, ipCG will perform the services below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1.           Professional Services and Fees.  The total cash fee for the Services described in this engagement letter is $370,000.  In addition to the cash fees, GraphOn will issue to ipCG options or warrants to purchase 400,000 shares of GraphOn stock according to the terms and conditions defined in a separate Stock Option Agreement executed or intended to be executed by ipCG and GraphOn simultaneously herewith.

Should GraphOn request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between ipCG and GraphOn.

2.           Timing & Delivery.  Work can begin upon acceptance of the terms in this engagement letter.  ipCG and GraphOn shall mutually agree upon a project schedule.

3.           Resources.  Jed Cahill will serve as Senior Manager, overseeing the Services with GraphOn and providing guidance and support within the scope of the project.  Robert McDonald, Managing Director and President, will serve as Partner overseeing internal project management and related operations.  Additional company resources will be utilized as required. ipCG will work in a close, collaborative manner with GraphOn to execute the Services.  Because of the highly interactive nature of this work, the availability of GraphOn’s management and key technical personnel will be critical to the completion of the project.  GraphOn agrees to provide ipCG with its full assistance and cooperation including, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate GraphOn personnel available to enable ipCG to obtain such GraphOn information.

4.           Compensation.  The aggregate cash fee, assuming all Services are performed as specified under the Scope of Work, is $370,000.00 (“Contract Total”).  GraphOn agrees to pay ipCG $30,000 upon execution of this engagement letter to initiate the first Service.  GraphOn agrees to pay the fee associated with each subsequent Service at initiation if GraphOn elects in its sole discretion to utilize such Service.  These prepayments will be applied to the final invoice(s).  GraphOn agrees to pay the balance of the Contract Total within ten (10) days from date of the invoice for Services, together with all reasonable out of pocket expenses estimated at 15% - 20% of fees.  Any single expense item that exceeds $1,000 must be pre-approved by GraphOn.  Services that extend longer than one month will be billed monthly, based on the estimated percentage completed.  GraphOn shall pay all charges and fees in U.S. Dollars.  Additionally, GraphOn agrees to pay any legal and/or travel expenses incurred by ipCG in relation to GraphOn (e.g., depositions, other legal proceedings, etc.).

5.           Late Payment/Interest.  If payment in full is not received within 10 days from the invoice due date, as defined in mutually signed agreement(s), GraphOn is subject to interest fees, along with costs of collection incurred by ipCG, including but not limited to, collection agency fees and reasonable attorney’s fees (whether or not suit is brought to affect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6.           Confidential Nature.  ipCG and GraphOn agree that the terms and conditions of the Mutual Non-Disclosure Agreement executed or intended to be executed by ipCG and GraphOn simultaneously herewith (“NDA”), shall govern and control the manner in which Confidential Information (defined below) is protected.  The term Confidential Information shall have the meaning set forth in the NDA.

7.           Independent Contractor.  The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties.  Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between GraphOn and either ipCG or any employee of ipCG.

8.           Warranty.  The services are warranted to conform substantially to the services described in Section 1 entitled “Professional Services and Fees.” As the exclusive remedy for any breach of this warranty, ipCG shall reperform Services at no cost to GraphOn necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by ipCG of GraphOn’s written notice of all claimed breaches within sixty (60) days of the date of delivery of the services.  GRAPHON ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY IPCG EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH.  THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY IPCG IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES.  IPCG DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.            EXCEPT IN THE EVENT OF IPCG’S NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, GRAPHON AGREES THAT IPCG’S AGGREGATE MONETARY LIABILITY FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY GRAPHON FOR THE SERVICES GIVING RISE TO SUCH LIABILITY.  EXCEPT IN THE EVENT OF IPCG’S NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, GRAPHON WILL INDEMNIFY AND HOLD HARMLESS IPCG AND ITS PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISES, FOR ANY REASON, RELATED TO THE DELIVERY OF THE SERVICES PURSUANT TO THIS AGREEMENT.

10.           Taxes.   All charges for the sale or delivery of services purchased or licensed pursuant to this engagement letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on ipCG’s income, GraphOn agrees to pay any current or future applicable tax which ipCG may be required to pay or collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use.  GraphOn’s obligation to pay taxes includes any interest.  To the extent

ipCG has not collected and remitted any applicable tax for GraphOn in reliance upon an erroneous representation of GraphOn as to its tax status, GraphOn’s obligation to pay taxes shall include any penalties imposed by any taxing authorities.

11.  Governing Law.  This engagement letter shall be construed in accordance with and governed for all purposes by the law of the State of Delaware, without regard to its principles regarding conflicts of law.  The parties hereto consent to the exclusive jurisdiction of U.S. District Courts sitting in the state of Delaware.

12.           Entire Agreement.  This engagement letter and the NDA reflect the entire agreement between ipCG and GraphOn related to the Services described in this letter.  It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral.  The agreements of ipCG and GraphOn contained in this letter shall survive the completion of the Services or termination of this letter.  In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter.  Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with NDA shall have no force or effect.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG.  We are pleased to have this opportunity to be of service to you.

Very truly yours,
ipCapital Group, Inc.

By: /s/ Robert McDonald
Name: Robert McDonald
Title: President
Date: October 11, 2011

GraphOn agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to GraphOn.

By: /s/ Robert Dilworth
Name: Robert Dilworth
Title: Chief Executive Officer
Date: October 11, 2011